Exhibit 10.19.12

OLD DOMINION FREIGHT LINE, INC.
CHANGE OF CONTROL SEVERANCE PLAN
FOR KEY EXECUTIVES
(As Amended and Restated Effective October 31, 2018)
ARTICLE 1
PURPOSE
The Company is engaged in the business of transporting general commodities such as consumer goods and textiles in less-than-truckload shipments. The Company’s key executives are experienced in, and knowledgeable concerning, all aspects of the business of the Company. The Board recognizes that the possibility of a Change of Control exists and that a threat or the occurrence of a Change of Control can result in significant distractions of the Company’s key executives because of the uncertainties inherent in such a situation. In addition, the Board has determined that it is essential and in the best interest of the Company and its shareholders to secure the continued services, and to promote the continued and undivided dedication and objectivity, of the Company’s key executives in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change of Control. The Compensation Committee of the Board has recommended to the Board that the Company adopt a change of control severance plan for its key executives. To that end, the Company adopted and established, effective as of the Effective Date, the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives. The Plan is intended to qualify as a “top-hat” plan under ERISA, in that it is intended to be an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is unfunded and provides benefits only to a select group of management or highly compensated employees of the Company. This is an amendment and restatement of the Plan originally adopted effective May 16, 2005 and previously amended and restated effective January 1, 2009 (such form of the Plan as amended and restated effective January 1, 2009, the “Prior Plan”).
ARTICLE 2
DEFINITIONS
In addition to other terms defined herein, wherever used in this Plan, including ARTICLE 1 and this ARTICLE 2, the following terms shall have the meanings set forth below (unless otherwise indicated by the context):
2.1    “Base Salary” means, with respect to a Participant, the amount a Participant is entitled to receive from the Company as base wages or base salary on an annualized basis as in effect immediately prior to a Change of Control or, if greater, at any time thereafter, in each case without reduction for any amounts contributed by the Participant to an employee benefit plan of the Company pursuant to a salary reduction or similar agreement which are not includible in the Participant’s gross income. Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from stock options, restricted stock awards, restricted stock units, phantom stock awards or other similar types of incentive or equity compensation.

2.2    “Board” means the Board of Directors of the Company.
2.3     “Bonus Amount” means, with respect to a Participant, the average of the cash bonuses earned by the Participant during the three (3) full calendar years immediately preceding his Termination Date (or such shorter period of employment or service as may apply to the Participant if employed less than three years).
2.4     “Business” means any business engaged in or any service provided by the Company, including, but not limited to, the business of transporting general commodities such as consumer goods and textiles in less-than-truckload shipments.
2.5     “Change of Control” means and will be deemed to have occurred on the earliest of the following dates which occurs after January 1, 2009:
(a)    the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of the Company, is or becomes (or publicly discloses that such person or group is or has become), directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that the event described in this subparagraph (a) shall not be deemed to be a Change of Control by virtue of the beneficial ownership, or the acquisition of beneficial ownership, of voting securities by (i) any employee benefit plan sponsored or maintained by the Company or by a person controlled by the Company; (ii) any underwriter (as such term is defined in Section 2(a)(11) of the Securities Act of 1933) that beneficially owns voting securities temporarily in connection with an offering of such securities; or (iii) any member of the family of Earl E. Congdon or John R. Congdon unless David S. Congdon, acting in good faith, provides written notice to the Company that David S. Congdon believes, and within twenty (20) business days after the Company receipt of David S. Congdon’s notice a majority of the independent members of the Board of Directors determines, that the beneficial ownership of voting securities by such family member creates a substantial threat to corporate policy and effectiveness. For the purpose of clause (iii) above, “family” means any lineal descendent, including adoptive relationships, of Earl E. Congdon or John R. Congdon, any spouse of the foregoing and any trust established by or for the benefit of any of the foregoing, and “independent” shall have the meaning set forth in the corporate governance rules of the principal exchange on which the Company’s common stock is listed; or
(b)    the date when, as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two (2) year period during the term of the Plan constitute the Board, plus new directors whose election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds (2/3) of the directors still in office who were directors at the beginning of such two-year period (“Continuing Directors”), cease for any reason during such two-year period to constitute at least two-thirds (2/3) of the members the Board; or

(c)    the effective date of a merger, share exchange or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or
(d)    the effective date of the sale or disposition by the Company of all or substantially all of the Company’s assets.
2.6     “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.
2.7     “Committee” means the Compensation Committee of the Board.
2.8     “Company” means Old Dominion Freight Line, Inc., a Virginia corporation with its principal offices at Thomasville, North Carolina, any successor thereto, or any ultimate parent of any successor.
2.9     “Company Welfare Benefit Plans” means the group medical, dental, vision and life insurance plans or programs (whether insured or self-insured, or any combination thereof) provided by the Company for the benefit of its active employees or former employees and their dependents immediately prior to the Change of Control, or if thereafter improved or enhanced, as of the Participant’s Termination Date. Each such individual plan or program shall be referred to sometimes herein as a “Company Welfare Benefit Plan.” The group medical, dental, and vision plan is also referred to herein as the “Company Health Care Plan,” and the group life insurance plan is also referred to herein as the “Company Life Insurance Plan.”
2.10     “Compensation Continuance Period” means twelve (12) calendar months. The Compensation Continuance Period shall commence on the first day of the calendar month next following the calendar month in which the Termination Date occurs.
2.11     “Compensation Continuance Termination Event” means the termination of a Participant’s employment or service (i) by the Company for any reason other than For Cause, death or Total Disability, or (ii) by the Participant for Good Reason.
2.12     “Confidential Information” means all information concerning the business of the Company and its affiliates that is confidential, proprietary or otherwise not generally available to the public. By way of example, Confidential Information includes, without limitation, all competitively-sensitive information, all trade secrets, processes, specifications, data, files, computer programs and related codes, software, improvements, inventions, techniques, business plans, marketing plans, strategies, acquisition prospects, forecasts, methods, manner of operations, information relating to past, present and prospective customers and clients, pricing and cost information, other financial information, employee lists, personnel policies, contracts, digital intellectual property, information with respect to internal affairs, and all information covered by the

Trade Secrets Protection Act, N.C. Gen. Stat., Chapter 66 §§152-162. The parties expressly agree that Confidential Information does not exist in written form only. Notwithstanding the foregoing, “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Participant in violation of the provisions of the Plan, or (ii) is received by the Participant from another party that did not receive such information directly or indirectly from the Company or any of its affiliates under an obligation of confidentiality.
2.13    “Customers” means and includes any and all Persons who are customers, patrons or clients of the Company with respect to the Business and with whom the Participant either had personal contact or had knowledge that such Persons were customers, patrons or clients of the Company with respect to the Business.
2.14     “Effective Date” means May 16, 2005, the date this Plan was approved by the Board. The Plan was amended and restated effective January 1, 2009 and further amended and restated effective October 31, 2018.
2.15    “Eligible Key Executive” means each employee of the Company who is designated on the books and records of the Company as either a Vice President, a Senior Vice President or an officer of a higher officer level and who is determined by the Committee to be a management or highly compensated employee of the Company. An individual will be treated as an employee of the Company if there exists between the individual and the Company the legal and bona fide relationship of employer and employee.
2.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations issued thereunder.
2.17    “Excise Tax” means the excise tax on excess parachute payments under Section 4999 of the Code (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax.
2.18    “Extended Coverage Period” means the period commencing on the Participant’s Termination Date and ending on the earlier of the date of the Participant’s death or the last day of the calendar month in which the twenty four (24) month anniversary of the Participant’s Termination Date occurs.
2.19    “For Cause” means one or more of the following, in each case as determined by the Committee and/or the Board in its sole discretion: (i) the Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, theft, fraud or embezzlement from the Company; (ii) the Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, a felony which constitutes a crime involving moral turpitude and results in material harm to the Company; (iii) willful and continued failure by the Participant to substantially perform his duties on behalf of the Company (other than any such failure resulting from the Participant’s Total Disability or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Participant) for a period of at least thirty (30) consecutive days after a written demand for substantial performance has been delivered to the Participant by the Responsible Person (as defined below) which specifically identifies the manner in which the Responsible Person believes that the Participant has not substantially performed the Participant’s duties; (iv) willful misconduct or gross negligence by the Participant which is injurious to the Company; or (v) any diversion by the Participant for his personal gain of any clearly viable and significant business opportunity from the Company (other than with the prior written consent of the Board). For purposes of this Section 2.19, an act, or failure to act, on the Participant’s part shall not be deemed “willful” if done, or omitted to be done, by the Participant in good faith and with reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company, and “Responsible Person” shall mean, with respect to a Participant who is a Senior Vice President, the Chief Executive Officer of the Company, and with respect to a Participant who is a Vice President, the executive officer of the Company who is the direct or indirect supervisor of the Participant; provided, however, that “Responsible Person” shall include the Board in all cases. The unwillingness of a Participant to accept any condition or event which would otherwise constitute Good Reason may not be considered by the Responsible Person to be a failure by the Participant to substantially perform his duties on behalf of the Company. Without in any way limiting the effect of the foregoing, for purposes of the Plan, a Participant’s employment or service may also be deemed to have terminated For Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a termination For Cause.
2.20     “Good Reason” means, without the Participant’s express written consent, any of the following:
(a)     a material breach by the Company of its material obligations under the Plan;
(b)     a material reduction by the Company in the Participant’s Base Salary as in effect as of the date of the Change of Control or as the same shall be increased from time to time thereafter, or a reduction in the level of the Participant’s opportunity to earn bonuses under the cash bonus and cash incentive plans and programs of the Company (including a reduction in the percentage of the participation factor assigned to the Participant under the Company’s Performance Incentive Plan (“PIP”) as in effect as of the date of the Change of Control), other than, in each case, as part of a pro-rata reduction effected for all other senior officers of the Company or a reduction due to failure to obtain goals;
(c)     the liquidation, dissolution, consolidation or merger of the Company or transfer of all or a significant portion of the Company’s assets unless a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of the assets have been transferred assumes the material duties and obligations of the Company under the Plan;
(d)     the assignment to the Participant of duties inconsistent with, and that result in a diminution of, the position and status of the offices and positions of the Company held by the Participant as of the date of the Change of Control;
(e)     the exclusion of the Participant from participation in the Company’s material employee benefit plans that apply to substantially all of the Company’s executives (other than as a result of the termination of the plan or any other action of the Company that affects substantially all employees participating in the plan) in effect as of the date the Participant is selected to participate in the Plan, as the same may be improved or enhanced from time to time;
(f)     the transfer of the Participant’s primary work location to a location that is more than fifty (50) miles from the Participant’s primary work location immediately prior to the date of the Change of Control or the requirement that the Participant relocate his principal residence more than fifty (50) miles from the Participant’s primary work location as of the date of the Change of Control; or
(g)     the requirement by the Company that the Participant travel on Company business to a substantially greater extent than required immediately prior to the date of the Change of Control;
The Participant must provide written notice to the Company of the Participant’s intent to terminate employment or service for Good Reason within 30 days of the initial existence of the Good Reason. The Company will have an opportunity to cure any claimed event of Good Reason within 30 days of notice from the Participant. The Committee’s good faith determination of cure will be binding. The Company will notify the Participant in writing of the timely cure of any claimed event of Good Reason and how the cure was made. Any Notice of Termination delivered by the Participant based on a claimed Good Reason which was thereafter cured by the Company will be deemed withdrawn and ineffective. If the Company fails to cure any claimed event of Good Reason within 30 days of notice from the Participant, the Participant must terminate employment or service for such claim of Good Reason within 120 days of the initial existence of the Good Reason, and if the Participant fails to do so, such claimed event of Good Reason will be deemed withdrawn and ineffective.
2.21     “Participant” means each Eligible Key Executive who has been selected to participate in the Plan pursuant to ARTICLE 3.
2.22     “Participation Agreement” means the participation agreement delivered by the Company to a Participant informing the Eligible Key Executive of his participation in the Plan, as such agreement may be amended. Participation in the Plan is subject to the Participant’s execution and return of his Participation Agreement. References to the “Plan” shall, if and to the extent applicable, include the terms of a Participation Agreement entered into with a Participant, unless the Committee determines otherwise.
2.23     “Person” means any individual, partnership, joint venture, corporation, company, firm, group or other entity.
2.24     “Plan” means the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives as herein set out, as amended and/or restated.
2.25     “Severance Benefits” means the severance benefits, including Termination Compensation, described in ARTICLE 4.
2.26     “Specified Employee” shall mean a Participant who is a key employee as described in Code § 416(i)(1)(A), disregarding Paragraph 5 thereof and using compensation as defined under

Treas. Reg. 1.415(C)(2)(a). A Participant is not a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise and the Participant is a Specified Employee on the date of his or her Separation from Service (as construed in accordance with Code Section 409A).
2.27     “Termination Compensation” means an aggregate amount equal to (a) two (2) times the sum of the Participant’s Base Salary and Bonus Amount for Participants with the title of Vice President, (b) two and one-half (2.5) times the sum of the Participant’s Base Salary and Bonus Amount for Participants with the title of Senior Vice President or higher (excluding the Chief Executive Officer), and (c) three (3) times the sum of the Participant’s Base Salary and Bonus Amount for Participants with the title of Chief Executive Officer, except as otherwise determined by the Committee; provided, however, that any Eligible Key Executive who was a Participant on October 30, 2018 and was eligible on such date for 36 months of Monthly Termination Compensation based on years of service under the terms of the Prior Plan shall be entitled to the greater of the Termination Compensation benefits provided in Section 2.27(a), (b) or (c) herein or under the terms of the Prior Plan. In no event, however, shall the Termination Compensation exceed an aggregate amount equal to three (3) times the sum of the Participant’s Base Salary and Bonus Amount for any Participant. “Monthly Termination Compensation” means the Participant’s Termination Compensation as determined pursuant to this Section 2.27 divided by twelve (12).
2.28     “Termination Date” means the date the Participant’s employment or service with the Company is terminated for any reason.
2.29     “Total Disability” means a condition for which the Participant is determined to be disabled under the Company’s long-term disability plan as in effect as of the Effective Date or as the same may be amended from time to time.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION

3.1     Commencement of Participation. An individual shall be eligible to participate in the Plan if he is an Eligible Key Executive and is selected by the Committee to participate in the Plan, provided that, in order to become a Participant in the Plan, the Company and the selected Eligible Key Executive must execute and return a Participation Agreement containing such terms and conditions as may be determined by the Committee, and a Participant’s participation in the Plan shall become effective as of the date specified in the Participation Agreement.
3.2     Duration of Participation. A Participant shall cease to be a Participant in the Plan (i) if, prior to a Change of Control (but subject to the provisions of ARTICLES 4 and 22) he ceases to be an Eligible Key Executive and has received written notice of his change of status from the Company, or (ii) his employment or service is terminated under circumstances that do not entitle him to receive Severance Benefits under the Plan. A Participant who becomes entitled to receive Severance Benefits under the Plan shall remain a Participant in the Plan until the full amount of such Severance Benefits has been paid to him in accordance with the terms of the Plan, unless the Participant and the Company agree otherwise. In the event of a change in a Participant’s position with the Company (e.g., a promotion or demotion), the Participant’s rights under the Plan shall be determined based on his or her position at the time of the termination (except as otherwise provided in ARTICLE 4 or as otherwise determined by the Committee). In the event that a Participant’s participation in the Plan terminates prior to the time the Participant becomes entitled to the payment of benefits under the Plan, then the Participant shall no longer be subject to the provisions of Section 8.4.
ARTICLE 4
SEVERANCE BENEFITS
4.1     Entitlement; Amount of Severance Benefits. Subject to Sections 4.2, 4.3 and 4.4, in the event the Participant’s employment or service is terminated as a result of a Compensation Continuance Termination Event and such Compensation Continuance Termination Event occurs within thirty-six (36) months following a Change of Control, the Participant shall be entitled to receive the following Severance Benefits:
(i)     To the extent not previously paid or provided and only if earned as of the Termination Date, the Company will, within 60 days following the Termination Date, pay or provide to the Participant the following: (a) a cash payment in lieu of any accrued but unused vacation through the Termination Date; (b) any unreimbursed business expenses incurred through the Termination Date and payable to the Participant, in accordance with any Company business expense policies, as applicable; (c) if the Participant’s termination occurs after the end of the relevant cash incentive performance period but before such cash incentive for the preceding performance period is paid, such cash incentive, to the extent earned; and (d) any payments and benefits to which the Participant is entitled pursuant to the terms of any employee benefit or compensation plan or program in which the Participant participates (or participated).
(ii)     The Participant’s rights, if any, with respect to any phantom stock awards, restricted stock awards, restricted stock units and/or other equity awards granted to him under any Company equity-based incentive plans shall be as determined under the applicable incentive plan and award agreement(s).
(iii)     The Participant shall continue to receive his Base Salary through the last day of the month in which his Termination Date occurs.
(iv)     The Participant shall receive each month during the Compensation Continuance Period a monthly benefit equal to his Monthly Termination Compensation. The Participant’s Monthly Termination Compensation shall be paid in accordance with the payroll schedule for salaried personnel of the Company, commencing with the first payroll period that occurs after expiration of the release period described in Section 4.2 below.
(v)     Notwithstanding anything to the contrary in the Plan or in a Participant or Company payment election, if and to the extent required under Code Section 409A with respect to payments that are deemed deferred compensation under Code Section 409A (and not otherwise exempt), the Plan may not make payment based on Separation from Service to a Participant who, on the date of Separation from Service is a Specified

Employee, earlier than six (6) months following Separation from Service (or if earlier, upon the Specified Employee’s death), except as permitted under this provision or under Code Section 409A. This limitation applies regardless of the Participant’s status as a Specified Employee or otherwise on any other date including the next Specified Employee effective date had the Participant continued to render services through such date. Furthermore, if and to the extent required under Code Section 409A, the first six (6) months of any such payments of deferred compensation that are required to be paid in installments shall be paid at the beginning of the seventh (7th) month following the Participant’s Separation from Service. All remaining installment payments shall be made as would ordinarily have been made under the provisions of the Plan. This section does not apply to payments made on account of a domestic relations order, payments made because of a conflict of interest, or payment of employment taxes, all as described in Treas. Reg. §1.409A-3(i)(2)(i), or as otherwise provided under Code Section 409A.
In no event shall any Severance Benefits be paid to the Participant in the event the Participant’s employment or service is terminated by the Company For Cause, on account of the Participant’s death or Total Disability, or by the Participant for any reason other than Good Reason, or as a result of a Compensation Continuance Termination Event that occurs more than thirty-six (36) months following a Change of Control.
4.2     Release of Claims. No Severance Benefits shall be provided to a Participant unless the Participant has properly executed and delivered to the Company a release of claims and that release of claims has become irrevocable as provided therein. Such release of claims shall not be accepted by the Company unless it is executed on or after the Participant’s Termination Date and received by the Company within forty-five (45) days after the Participant’s Termination Date. The initial release of claims is attached to this Plan as Exhibit A. Prior to the occurrence of a Change of Control, but subject to Section 22.2, the release of claims may be revised by the Company. The Company may in any event modify the release of claims to conform it to the laws of the local jurisdiction applicable to a Participant so long as such modification does not increase the obligations of the Participant thereunder.
4.3     Anticipated Change of Control. Notwithstanding the provisions of Section 4.1, if (i) the Participant’s employment or service is terminated during the six (6) month period prior to a Change of Control as a result of a Compensation Continuance Termination Event and the Participant would have been entitled to receive Severance Benefits had the Compensation Continuance Termination Event occurred within thirty-six (36) months following a Change of Control, and (ii) the Participant reasonably demonstrates (as determined by the Committee in its sole discretion) that such termination was at the request or suggestion of the Company’s then existing senior management team, the Board or a third party and such termination occurred after any steps reasonably calculated to effect a Change of Control have been taken, then for purposes of the Plan, such Compensation Continuance Termination Event shall be deemed to have occurred immediately after such Change of Control, so long as such Change of Control actually occurs.
4.4     Exclusive Payments. The Severance Benefits are intended to constitute the exclusive payments in the nature of severance or termination compensation that shall be due a

Participant upon termination of employment or service due to the occurrence of a Compensation Continuance Termination Event following a Change of Control, and shall be in lieu of any such other severance or termination compensation under any other agreement, plan, program or policy of the Company. Accordingly, if a Participant is a party to an employment, severance, termination, salary continuation or other similar agreement with the Company, or is a participant in any other severance plan, practice or policy of the Company, the Severance Benefits to which the Participant is entitled under this Plan shall be reduced (but not below zero) by the amount of severance pay to which he is entitled under such other agreement, plan, practice or policy; provided that the reduction set forth in this sentence shall not apply as to any other such agreement, plan, practice or policy that contains a reduction provision substantially similar to this Section 4.4 so long as the reduction provision of such other agreement, plan, practice or policy is applied.
ARTICLE 5
SPECIAL WELFARE BENEFITS
5.1     Continued Participation in Company Health Care Plan. In addition to the other benefits provided for in this Plan, the Participant shall be entitled to the following benefits:
(a)     The Participant and his eligible dependents shall be entitled to participate (treating the Participant as an “active employee” of the Company for this purpose) in the Company Health Care Plan during the Extended Coverage Period (the “Continuation Coverage”). To receive the Continuation Coverage during the Extended Coverage Period, the Participant must timely and properly enroll in the continuation coverage required by Section 4980B of the Code and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), and the COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the Extended Coverage Period. As long as the Participant and/or his dependents are covered under the Company Health Care Plan during the Extended Coverage Period, the Participant shall pay the entire premium charged for the Continuation Coverage of the Participant and/or his dependents under the Company Health Care Plan. During that portion of the Extended Coverage Period that runs concurrently with COBRA, the premium required for the Continuation Coverage shall be equal to the premium required by COBRA for the level of coverage elected by the Participant (the “COBRA Rate”). During the remainder of the Extended Coverage Period, the premium required for the Continuation Coverage shall be the greater of the COBRA Rate or the actuarially determined cost of the Continuation Coverage as determined by an actuary selected by the Company.
(b)     During that portion of the Extended Coverage Period that the Continuation Coverage is provided under the Company Health Care Plan, the Company shall reimburse the Participant for the difference between the monthly premium actually paid by the Participant for the Continuation Coverage for the Participant and his dependents under the Company Health Care Plan and the monthly premium charged to an active employee participating in the Company Health Care Plan for the same level of coverage under the Company Health Care Plan elected by the Participant (e.g., employee-only, family coverage, etc.). Such reimbursement shall be paid to the Participant on the 20th day of the calendar month immediately following the calendar month in which the Participant timely remits the premium payment. Notwithstanding the foregoing, reimbursements pursuant to this paragraph (b) shall cease if during the Extended Coverage Period the Participant becomes eligible to receive substantially similar coverage from another employer or other source.
(c)     Notwithstanding the foregoing provisions of this Section 5.1, the Company reserves the right to suspend or terminate the Company Health Care Plan; to modify the Company Health Care Plan to provide different cost sharing between the Company and participants; or to amend the Company Health Care Plan in any respect. Changes may occur at any time.
5.2 Continued Participation in Company Life Insurance Plan. In addition to the other benefits provided for in this Plan, the Participant shall be entitled to participate (treating the Participant as an “active employee” of the Company for this purpose) in the Company’s Life Insurance Plan during the Extended Coverage Period. The Company shall pay the premium for coverage of the Participant under the Company Life Insurance Plan.
ARTICLE 6
DEATH FOLLOWING TERMINATION OF EMPLOYMENT OR SERVICE AND BEFORE RECEIPT OF ANY OR ALL SEVERANCE BENEFITS DUE
In the event the Participant becomes entitled to receive Severance Benefits, and he dies prior to receiving any or all of the Severance Benefits to which he is due, then such remaining payments shall be made to the beneficiary or beneficiaries (which may include individuals, trusts or other legal entities) designated by the Participant on the form attached hereto as Exhibit B and filed with the Plan Administrator prior to his death (or such other beneficiary designation form as may be acceptable to the Plan Administrator (collectively, the “Beneficiary Designation Form”)). If the Participant fails to designate a beneficiary or fails to file the Beneficiary Designation Form with the Plan Administrator prior to his death, the remaining payments shall be made to his estate. If a named beneficiary entitled to receive payments pursuant to the Beneficiary Designation Form dies at a time when additional payments still remain to be paid, then and in any such event, such remaining payments shall be paid to the other primary beneficiary or beneficiaries named by the Participant who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Participant who shall then be living or in existence, if any; otherwise to the estate of the Participant.
ARTICLE 7
NOTICE OF TERMINATION OF EMPLOYMENT OR SERVICE
A termination of a Participant’s employment or service by the Company or by the Participant for any reason other than death shall be communicated to the other by a Notice of Termination which shall specify the effective date of termination and shall set forth in reasonable detail the reasons and basis for such termination. No purported termination of employment or service of a Participant shall be effective for purposes of the Plan without a Notice of Termination being given as required by this ARTICLE 7.

ARTICLE 8
EMPLOYMENT AND POST-TERMINATION OBLIGATIONS
All payments of Severance Benefits to the Participant under this Plan shall be subject to the Participant’s compliance with the following provisions during the Participant’s employment or service with the Company and, except as otherwise provided in this ARTICLE 8, following the termination of the Participant’s employment or service:
8.1     Assistance in Litigation. The Participant shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Participant. The Company shall promptly reimburse the Participant for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 8.1 in accordance with Article 19.
8.2     Confidential Information. The Participant acknowledges that all Confidential Information has a commercial value in the Company’s Business and is the sole property of the Company. The Participant agrees that he shall not disclose or reveal, directly, or through any other Person, to any unauthorized person any Confidential Information, and the Participant confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Participant from (a) disclosing such information to third parties in furtherance of the interests of the Company, (b) disclosing such information to governmental agencies as may be required by law, without notice to the Company, or (c) filing a charge or complaint with, or communicating with any governmental agency or otherwise participating in any investigation or proceeding that may be conducted by a governmental agency. This Agreement does not limit the Participant’s right to receive an award for providing information to any governmental agency.
8.3     Defend Trade Secrets Act. The Participant acknowledges and agrees that the Company will prosecute any non-confidential disclosure or misappropriation of the Company’s trade secrets to the full extent allowed by federal, state, and common law. The Participant further acknowledges and agrees that the Participant has received and understands the following notice concerning immunity from liability for confidential disclosure of a trade secret to the government or in a court filing: Pursuant to the Defend Trade Secrets Act, 18 U.S.C. § 1833, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A)(1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
8.4     Noncompetition and Non-Solicitation. The Participant acknowledges and agrees that during the course of his employment with the Company, he has acquired valuable information as to the nature and character of the Business and requirements of the Customers, which information is unique and proprietary to the Company.
(a)     The Participant covenants and agrees that during the Compensation Continuation Period he will not, directly, or through any other Person, on behalf of himself or on behalf of any Person engage in any business within North America; the United States; Mexico; Canada; all sales or operational regions or territories over which the Participant had management or responsibility at any time during the twelve (12) months immediately preceding the Termination Date; and within 100 miles of the Participant’s primary work location(s) assigned to the Participant at any time during the twelve (12) months immediately preceding the Termination Date (collectively, the “Trade Area”), which is similar to the Business. In addition, during the Compensation Continuation Period and within the Trade Area, the Participant shall not be (i) the owner of an equity or ownership interest in any Person (other than as a shareholder in a company that is publicly traded and so long as such ownership is less than one percent (1%)), (ii) an officer, director or employee of any Person or (iii) a consultant to any Person, in each case, which conducts the Business.
(b)     The Participant covenants and agrees that during the Compensation Continuation Period he will not, directly, or through any other Person, on behalf of himself or on behalf of any Person: (i) call upon any of the Customers who were such at any time during the twelve month period ending on the Termination Date for the purpose of providing any product or service similar to that provided by the Company or its affiliates or solicit, divert or take away or attempt to solicit, divert or take away any of such Customers; (ii) induce or attempt to induce any Customer who was such at any time during the twelve month period ending on the Termination Date to patronize any Person that is engaged in a business similar to the Business; and (iii) induce or attempt to induce any employee of the Company to leave the employ of the Company.
8.5     Non-Disparagement. The Participant covenants and agrees that at any time, he will not, directly, or through any other Person, make any public or private statements that are disparaging of the Company, or its respective businesses or employees, officers, directors, or shareholders.
8.6     Failure to Comply. In the event that the Participant shall fail to comply with any provision of this ARTICLE 8, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to the Participant, all rights of the Participant and any person claiming under or through him to the Severance Benefits shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder. In addition to the foregoing, in the event of a breach or threatened breach by the Participant of the provisions of this ARTICLE 8, the Company (a) shall have and may exercise the right to immediately cease any payments under the Plan, or to refuse payment in the first instance, and the Company shall further be entitled to recover any payments previously made to the Participant under the Plan, and (b) shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Participant from committing such violation, and the Participant hereby consents to the issuance of such injunction.

8.7     Reasonableness of Restrictions. The Participant and the Company have each carefully read the provisions of this ARTICLE 8 and, having done so, agree that the restrictions set forth in this ARTICLE 8 (including, but not limited to, the Compensation Continuation Period restriction and the Trade Area restriction set forth in this ARTICLE 8) are fair and reasonable and are reasonably required for the protection of the Company’s interests. Notwithstanding the foregoing, in the event any part of the covenants set forth in this ARTICLE 8 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this ARTICLE 8 relating to Compensation Continuation Period and/or Trade Area shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or geographical areas of restriction such court deems reasonable and enforceable, said time period and/or geographical areas of restriction shall be deemed to become and thereafter be the maximum time period and/or geographical areas of restriction that such court deems reasonable and enforceable.
8.8     Claw Back. The Participant acknowledges that any payments made to him under or pursuant to the terms of the Plan will be subject to any recoupment, “claw back” or similar policy or arrangement adopted by the Board, as the same may thereafter be amended from time to time, and any recoupment or claw back provisions under applicable law.
ARTICLE 9
PARACHUTE PAYMENTS
9.1     Mandatory Reduction of Payments in Certain Events. Any payments made to a Participant under the Plan will, to the extent practicable, be made with the Participant’s best interests in mind related to the Excise Tax imposed by Code Section 4999.
(a)     Notwithstanding anything in this Plan to the contrary, if it is determined that any benefit, payment or distribution by the Company to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (a “Payment”) would be subject to the Excise Tax, then, before making the Payment to the Participant, a calculation will be made comparing (i) the net benefit to the Participant of all Payments after payment of the Excise Tax, to (ii) the net benefit to the Participant if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments will be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, the determination of any reduction in the Payments shall be made by the Accounting Firm (as defined below), in a manner that maximizes the Participant’s economic position and is consistent with Code Section 409A.
(b)     The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, the calculation of the amounts referred to in Section 9.1(a)(i) and (ii) above, and the identification of any Payments to be reduced, if required by ARTICLE 9, will be made by the Company’s regular independent accounting firm at the expense of the Company or, at the election and expense of the Participant, another nationally recognized independent accounting firm (the “Accounting Firm”) acceptable to the Company which will provide detailed supporting calculations.

The Company shall instruct the Accounting Firm to make all such calculations and determinations in a manner that is, to the extent practicable, in the best interests of the Participant and maximizes the Participant’s economic position. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments to which the Participant was entitled, but did not receive pursuant to ARTICLE 9, could have been made without the imposition of the Excise Tax (an “Underpayment”). In such event, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Participant. All calculations and determinations by the Accounting Firm will be binding upon the Company and the Participant.
(c)     If the provisions of Code Section 280G and Section 4999 or any successor provisions are repealed without succession, this ARTICLE 9 will be of no further force or effect.
ARTICLE 10
ATTORNEYS’ FEES
In the event that the Participant incurs any attorneys’ fees in protecting or enforcing his rights under this Plan, the Company shall reimburse the Participant, in compliance with Code Section 409A, for such reasonable attorneys’ fees and for any other reasonable expenses related thereto, unless, in the case of an action instituted by the Participant, the Committee determines that the Participant had no reasonable basis for his claim and acted in bad faith. Such reimbursement shall be made within thirty (30) days following final resolution, in favor of the Participant, of the dispute or occurrence giving rise to such fees and expenses. In no event shall the Participant be entitled to receive the reimbursement provided for in this ARTICLE 10 in the event his employment or service is terminated by the Company For Cause, or if he acts in bad faith or pursues a claim without merit, or if he fails to prevail in any action instituted by him or the Company.
ARTICLE 11
SOURCE OF PAYMENTS; NO TRUST
The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Participant. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Participant nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Participant or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

ARTICLE 12
SEVERABILITY
All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Plan shall be interpreted as if such invalid agreements or covenants were not contained herein.
ARTICLE 13
NO ATTACHMENT
Except as otherwise provided in this Plan or required by applicable law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
ARTICLE 14
HEADINGS
The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Plan.
ARTICLE 15
GOVERNING LAW AND VENUE
The Plan and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of North Carolina without regard to conflicts of law principles thereof, except as superseded by applicable federal law, and, in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of the Plan, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum. Any action, special proceeding or other proceeding with respect to this Plan shall be brought exclusively in the federal district court for the Middle District of North Carolina or state court located in Guilford County, North Carolina, and by execution and delivery of a Participation Agreement, the Participant and the Company irrevocably consent to the exclusive jurisdiction of those courts and the Participant hereby submits to personal jurisdiction in the State of North Carolina. The Participant and the Company irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to the Plan or any transaction related hereto. The Participant and the Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under the Plan constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to the Plan.

ARTICLE 16
SUCCESSORS
The Plan shall bind any successor of or to the Company, the Company’s assets or the Company’s businesses (whether direct or indirect, by purchase of such assets or businesses, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan. The Plan shall bind the Participants, their executors, administrators, personal representatives and beneficiaries.
ARTICLE 17
TAXES
To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments of Severance Benefits made pursuant to the terms of the Plan.
ARTICLE 18
MITIGATION
The Participant shall not be required to mitigate the amount of any payment provided for in ARTICLE 4 by seeking other employment or otherwise, and, subject to the provisions of ARTICLES 8 and 9, any payment or benefit to be provided to the Participant pursuant to this Plan shall not be reduced by any compensation or other amount earned or collected by the Participant at any time before or after the termination of the Participant’s employment or service.
ARTICLE 19
COMPLIANCE WITH CODE SECTION 409A
To the extent applicable, the Company intends that this Plan comply with Section 409A of the Code, and all rules, regulations and other similar guidance issued thereunder (“Code Section 409A”). This Plan shall at all times be interpreted and construed in a manner to comply with Code Section 409A (including compliance with any applicable exemptions from Code Section 409A) and, in the event that Code Section 409A requires that any special terms, provision or conditions be included in the Plan, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be part of the Plan. Further, should any provision be found not in compliance with Code Section 409A, the Company shall execute any and all amendments to this Plan deemed necessary and required by the Company’s legal counsel to achieve compliance with Code Section 409A or any applicable exemption. In no event shall any payment required to be made pursuant to ARTICLE 4 of this Plan that is considered deferred compensation within the meaning of Code

Section 409A be made to the Participant unless he has incurred a separation from service (as defined in Code Section 409A) or as otherwise permitted under Code Section 409A. In the event amendments are required to make this Plan compliant with Code Section 409A, the Company shall use its best efforts to provide the Participant with substantially the same benefits and payments he would have been entitled to pursuant to this Plan had Code Section 409A not applied, but in a manner that is compliant with Code Section 409A or any of its exemptions. The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith determination of the Company. In no event shall any payment required to be made pursuant to this Plan that is considered deferred compensation within the meaning of Code Section 409A (and is not otherwise exempt from the provisions thereof) be accelerated in violation of Code Section 409A. Whenever payments under the Plan are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Further, in the event that the Plan or any benefit hereunder shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to any Participant or any other person for actions, decisions or determinations made in good faith. All expenses eligible for reimbursements or in-kind benefits in connection with a Participant’s employment or service with the Company must be incurred by the Participant during the term of employment with or service to the Company and must be in accordance with the Company’s policies for expense reimbursements or in-kind benefits. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a Participant’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the Participant’s taxable year following the taxable year in which the expense was incurred. No right to reimbursement or in-kind benefits is subject to liquidation or exchange for other benefits.
ARTICLE 20
NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE
Under no circumstances shall the terms of the Plan constitute a contract of continuing employment or service or in any manner obligate the Company to continue or discontinue the employment or service of the Participant, or to change the policies of the Company regarding termination of employment or service.
ARTICLE 21
ERISA REQUIREMENTS
21.1     Named Fiduciaries. For purposes of ERISA, the Committee will be the Named Fiduciary and Plan Administrator with respect to the Plan. The Plan Administrator shall be responsible for the general administration, operation and interpretation of the Plan and for carrying out its provisions, except to the extent all or any such obligations specifically are imposed on another person or persons or entity. The Plan Administrator may engage an actuary, attorney, accountant, insurance company or similar entity, consultant or any other technical advisor on matters regarding the operation of the Plan and to assist in the administration of the Plan, and to perform such other duties as are required in connection therewith. The Plan Administrator may allocate its responsibilities for the operation and administration of the Plan, including the designation of persons who are not named fiduciaries to carry out fiduciary responsibilities under the Plan. The Plan Administrator shall effect such allocation of its responsibilities by adopting resolutions specifying the nature and extent of the responsibilities allocated; including, if appropriate, the persons who are not named fiduciaries, but who are designated to carry out fiduciary responsibilities under the Plan. Subject to the claims procedures set forth in Section 21.2 hereof, and except as otherwise provided in this ARTICLE 21, the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of the Plan Administrator or the Participant. Determinations by the Plan Administrator shall be binding and conclusive upon all interested persons. The Plan shall be administered and the records of the Plan shall be maintained on the basis of the plan year. The plan year shall be the twelve-month period ending on December 31 of each year.
21.2     Claims and Review Procedures. The following claims procedure shall apply for purposes of the Plan. The Participant and his assigns (if any) and the Company and its assigns (individually or collectively, “Claimant”) must follow the procedures set forth herein.
(a)     Filing a Claim; Notification to Claimant of Decision: The Claimant shall make a claim in writing in accordance with procedures and guidelines established from time to time by the Plan Administrator, which claim shall be delivered to the Plan Administrator. Any claim for Severance Benefits must be made by the Claimant within the one-year period following his Termination Date. The Plan Administrator shall review and make the decision with respect to any claim. If a claim is denied in whole or in part, written notice thereof shall be furnished to the Claimant within thirty (30) days after the claim has been filed. Such notice shall set forth:
(i)    the specific reason or reasons for the denial;
(ii)     a specific reference to the provisions of the Plan on which denial is based;
(iii)     a description of any additional material or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary; and
(iv)     an explanation of the procedure for review of the denied claim.
(b)    Procedure for Review: Any Claimant whose claim has been denied in full or in part may individually, or through the Claimant’s duly authorized representative, request a review of the claim denial by delivering a written application for review to the Board at any time within sixty (60) days after receipt by the Claimant of written notice of the denial of the claim. Such request shall set forth in reasonable detail:
(i)     the grounds upon which the request for review is based and any facts in support thereof; and

(ii)     any issues or comments which the Claimant considers pertinent to the claim.
Following such request for review, the Board shall fully and fairly review the decision denying the claim. Prior to the decision of the Board, the Claimant shall be given an opportunity to review pertinent documents.
(c)     Decision on Review: A decision on the review of a claim denied in whole or in part shall be made in the following manner:
(i)     The decision on review shall be made by the Board, which shall consider the application and any written materials submitted by the Claimant in connection therewith. The Board, in its sole discretion, may require the Claimant to submit such additional documents or evidence as the Board may deem necessary or advisable in making such review.
(ii)     The Board shall render a decision upon a review of a denied claim within sixty (60) days after receipt of a request for review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. Written notice of any such extension will be furnished to the Claimant prior to the commencement of the extension.
(iii)     The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and the specific references to the provisions of the Plan on which the decision is based. The decision of the Board on review shall be final and conclusive upon all persons. If the decision on review is not furnished to the Claimant within the time limits prescribed in subparagraph (ii) above, the claim will be deemed denied on review.
ARTICLE 22
DURATION, AMENDMENT AND TERMINATION
22.1     Duration. This Plan shall continue in effect until terminated in accordance with Section 22.2. If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who have become entitled to Severance Benefits hereunder shall have received such payments in full.
22.2     Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such cases by resolution adopted by two-thirds (2/3) of the members of the Board; provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change of Control occurs within one year after such adoption, any such attempted amendment, modification or termination adopted within one year prior to a Change of Control being null and void ab initio as it relates to all such individuals who were Participants prior to such adoption, (unless any such individual otherwise consents to such amendment, modification or termination); provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change of Control and who effectuates a Change of Control or (ii) otherwise in connection with, or in anticipation of, a Change of Control which actually occurs, any such attempted amendment, modification or termination being null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken after the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change of Control shall conclusively be presumed to have been taken in connection with a Change of Control. From and after the occurrence of a Change of Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is a Participant in the Plan on the date of the Change of Control. The revision of the release of claims attached hereto as Exhibit A shall be deemed to be a modification of the Plan for purposes of this Section 22.2 unless such revision is required to comply with applicable law. Participant Agreements may be amended, modified or terminated by the Committee or the Board subject to the restrictions contained in this Section 22.2.
ARTICLE 23
NO EFFECT ON OTHER BENEFITS
Severance Benefits payable to a Participant shall not be counted as compensation for purposes of determining benefits under any other benefit plans, programs or policies of the Company, except to the extent expressly provided for therein.
ARTICLE 24
RIGHT OF OFFSET
Notwithstanding any other provision of the Plan to the contrary, the Company may reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company that is or becomes due and payable, including, without limitation, any obligation arising under the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Act of 2010, and the Participant shall be deemed to have consented to such reduction.
IN WITNESS WHEREOF, this Plan, as amended and restated effective October 31, 2018, is executed in behalf of the Company as of the 31st day of October, 2018.
OLD DOMINION FREIGHT LINE, INC.

By:    /s/ Greg C. Gantt
Name: Greg C. Gantt
Title: President and Chief Executive Officer
Attest:
/s/ Ross H. Parr
Name: Ross H. Parr
Title: Senior Vice President – Legal Affairs,
General Counsel and Secretary

EXHIBIT A
RELEASE OF CLAIMS
OLD DOMINION FREIGHT LINE, INC.
CHANGE OF CONTROL SEVERANCE PLAN
FOR
KEY EXECUTIVES
GENERAL RELEASE
In consideration of the provision by Old Dominion Freight Line, Inc. (“ODFL”) of severance pay and benefits to me pursuant to that certain Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives dated May 16, 2005, as amended and/or restated (the “Plan”), I, as a participant in the Plan and in accordance with its terms, agree to and do finally and completely release ODFL, and its present and former parents, subsidiaries and affiliates, and any one or more of their present and former employees, shareholders, officers, directors or agents (the “Releasees”) from any and all liabilities, claims, obligations, demands and causes of action of any and every kind or nature whatsoever, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, which I now have, own or hold, or claim to have, own or hold, or which I may have, own or hold, or claim to have, own or hold, against each or any of the Releasees. Without limiting the generality of the foregoing release, I release the Releasees from any and all liability and claims relating in any way to compensation and benefits and related to or resulting from the cessation of my employment or service with ODFL including, but not limited to, claims arising under any provision of state, federal or local law, any state, federal or local anti-discrimination statute, ordinance or regulation, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, or the Employee Retirement Income Security Act of 1974 (with respect only to a period of unemployment during which I am eligible to receive severance pay under the Plan), all as amended, or any similar federal, state, or local statutes, ordinances or regulations, or claims in the nature of a breach of contract, claims for wrongful discharge, emotional distress, defamation, fraud or breach of the covenant of good faith and fair dealing, tort and wage or benefit claims; provided, however, that this General Release does not include a waiver of the right to receive an award pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or actions brought to enforce the terms of the Plan or to secure benefits under any other employee benefit plan or program of ODFL of which I am a participant, or to seek indemnification under ODFL’s bylaws or other corporate governance documents, or to seek worker’s compensation or unemployment compensation benefits, and this General Release does not apply to any rights or claims that I might have which arise as a result of any conduct that occurs after the date this General Release is signed by me. If I violate the terms of this General Release, I agree to pay the Releasee’s costs and reasonable attorneys’ fees.
I acknowledge that, among other rights subject to this General Release, I am hereby waiving and releasing any rights I may have under the ADEA, that this General Release is knowing and voluntary, and that the consideration given for this General Release is in addition to anything of value to which I was already entitled as an employee of the Company.
As provided by law, I have been advised by ODFL to carefully consider the matters outlined in this General Release and to consult with such professional advisors as I deem appropriate, including a lawyer of my own choice. I acknowledge I have had at least twenty-one (21) days to consider the subject matter of this offer, and for a period of seven (7) days following my execution of this release I may revoke my agreement in writing, in which event the agreement shall not be effective or binding on the parties. I further understand fully and acknowledge the terms and consequences of this General Release and I voluntarily accept them.
ACKNOWLEDGED AND AGREED TO,
INTENDING TO BE LEGALLY BOUND HEREBY:

Employee / Participant

Dated:

Name:

EXHIBIT B
BENEFICIARY DESIGNATION
OLD DOMINION FREIGHT LINE, INC.
Subject to and in accordance with the provisions of ARTICLE 6 of the OLD DOMINION FREIGHT LINE, INC. CHANGE OF CONTROL SEVERANCE PLAN FOR KEY EXECUTIVES dated May 16, 2005, as amended and/or restated (the “Plan”), the Participant hereby designates the following beneficiary(ies) entitled, upon the death of the Participant, to any termination compensation and other severance benefits payable under ARTICLE 6 of the Plan following his death (the “death benefit”):

(A)	Primary Beneficiary(ies): In equal shares to those of the following beneficiary(ies) who are living or in existence at the Participant’s death:
Name     Relationship      Address

(B)
Contingent Beneficiary(ies): If there is no primary beneficiary living or in existence at the Participant’s death, then in equal shares to those of the following beneficiary(ies) who are living or in existence at the Participant’s death:

Name     Relationship      Address
****************************************************

This Beneficiary Designation Form supersedes and revokes all beneficiary designations, if any, previously made by the Participant but is not intended to, and does not, supersede or revoke any of the provisions of ARTICLE 6 of the Plan.

This Beneficiary Designation Form may be changed by executing and delivering a new designation to the Plan Administrator.

This Beneficiary Designation Form is signed in duplicate, and one executed copy shall be retained by the Plan Administrator and one shall be retained by the Participant.

DATED:

DATED:		PLAN ADMINISTRATOR
By:

Old Dominion Freight Line, Inc.
Change of Control Severance Plan for Key Executives
Participation Agreement
Date
Participant Name
Participant Street Address
Participant City, State, Zip Code
Re: Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives

Dear Participant:
This Participation Agreement (this “Agreement”) is made and entered into by and between Participant Name and Old Dominion Freight Line, Inc. (the “Company”).
The Company adopted the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives effective May 16, 2005, as amended and restated effective January 1, 2009 (the “Prior Plan”), in order to provide selected eligible executives with the opportunity to receive severance and other benefits in the event of certain terminations of employment or service in connection with a change of control of the Company and to attract and retain qualified executive officers. The Prior Plan was amended and restated effective October 31, 2018 (as amended and/or restated, the “Plan”).
A participant in the Plan is eligible to receive severance and other benefits if his or her employment or service is terminated under certain circumstances related to a change of control, as described in the Plan.
The Company has selected you to be a participant (the “Participant” or “you”) in the Plan, subject to the terms and conditions set forth in this Agreement and the Plan. A copy of the Plan has been provided to you and this Agreement is deemed to be part of the Plan. Unless otherwise defined herein, any capitalized terms used in this Agreement shall have the meanings set forth in the Plan.
In consideration of the mutual covenants contained herein and in the Plan, the Participant and the Company hereby agree as follows:
1. The effective date of your participation in the Plan shall be the date first written above.
2. You further agree to be bound by the terms of the Plan, including but in no way limited to the restrictive covenants, and other provisions set forth in the Plan, and the right of the Company to cease payments and/or recover payments in the event that you breach or threaten to breach such restrictive covenants or as otherwise provided in the Plan. You also hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief.
3. You agree that the Plan contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. You also agree that, if you are entitled to receive severance benefits under the Plan, then you shall not be entitled to receive severance benefits under any other severance plan, employment agreement, employment letter or other plan, agreement or arrangement maintained by the Company, as such plan, agreement or arrangement may be amended from time to time, and you hereby waive any right to such benefits. You acknowledge and agree that your rights and obligations under the Plan supersede any and all rights or obligations you have under the Prior Plan, and hereby waive any rights that you have under the Prior Plan.
4. You shall cease to be a Participant in the Plan if (i) prior to a Change of Control (but subject to the provisions of the Plan), you cease to be an Eligible Key Executive and have received written notice of your change of status from the Company, or (ii) your employment or service is terminated under circumstances that do not entitle you to receive Severance Benefits under the Plan. In the event of a change in your position with the Company (e.g., a promotion or demotion), your rights under the Plan will be determined based on your position at the time of your termination of employment or service (except as otherwise provided in the Plan or as otherwise determined by the Committee).
You acknowledge and agree that you have fully read, understand and voluntarily enter into the Agreement. You acknowledge and agree that you have received a copy of the Plan and have had an opportunity to consult with your personal tax or financial planning advisor and/or attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Agreement.
This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The Plan and this Agreement may be amended as provided in the Plan.
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IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date set forth below. Please sign below and return the Agreement to the Company’s Senior Vice President – Human Resources & Safety at 500 Old Dominion Way, Thomasville, North Carolina 27360 as soon as possible.

Very truly yours,
Old Dominion Freight Line, Inc.

By:
Name:
Title:

By my signature below, I accept my designation as a Participant in the Plan and agree to be bound by and subject to the terms and conditions of this Agreement and the Plan, including but in no way limited to the restrictive covenants and other terms set forth in the Plan.

PARTICIPANT:

Name:
Title:
Date: